Exhibit 99.1

INmune Bio, Inc. Announces Submission of Investigational New Drug (IND) Application for INKmune™ to the U.S. Food and Drug Administration for Treatment of Metastatic Castration-Resistant Prostate Cancer

BOCA RATON, Fla., April 03, 2023 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that the Company has submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for the use of INKmune™ to treat metastatic castration-resistant prostate cancer (mCRPC).

“We believe this IND highlights the potential for INKmune™, our natural killer cell targeting immunotherapy, to treat solid tumors,” said RJ Tesi M.D., CEO of INmune Bio. “We believe INKmune™ provides a new treatment option that may allow men with mCRPC to safely avoid cytotoxic chemotherapy and potentially live longer.”

The trial is expected to take place in four or more medical centers in the U.S and will enroll approximately 30 patients in a flexible Bayesian design. Matt Rettig MD, Professor of Medicine and Urology, Medical Director of the Prostate Cancer Program at the David Geffen School of Medicine at UCLA and member of the Jonsson Comprehensive Cancer, will be Principal Investigator of the INKmune™ mCRPC trial. The goal of the trial is to define the safety of INKmune and demonstrate the ability of INKmune-primed NK cells to attack prostate cancer. The results should allow us to choose the best dose of INKmune™ to move into a blinded randomized trial. Given the novel nature of the treatment, the Company expects a period of consultation with the FDA prior to initiating the planned trial.

“NK cells are often seen in prostate tumor biopsies, but in many cases the cancer cells appear to be resistant to NK killing,” said Mark Lowdell Ph.D., CSO of INmune Bio and inventor of the INKmune™ technology. “The Company believes that INKmune can convert the patient’s own NK cells into cancer killing memory-like NK (mlNK) cells that can survive in the hostile immunosuppressive and hypoxic tumor microenvironment (TME) that as we have shown in vitro, can kill NK-resistant prostate cancer cells.”

The 6-month trial will test three doses of INKmune™. The therapeutic potential of INKmune™ in mCRPC will be tested in two ways. First, the immunologic effects of INKmune™ therapy will be measured by the ability of INKmune™ to convert the patient’s resting NK cells into cancer killing memory-like NK cells, the ability of those cells to kill a tumor target (RAJI cell line) in vitro and the persistence of that response after treatment. Second, the tumor response to INKmune™ therapy will be measured using traditional biomarkers of prostate cancer response - progression free survival, changes in blood PSA level and imaging studies (bone and CT scan). Novel biomarkers of tumor response, change in PMSA PET scan and circulating tumor DNA, will also be studied.

Currently, in INmune’s ongoing Laurel INKmune™ trial, the Company’s MDS/AML INKmune™ Phase 1 program, the latest patient treated at the Royal Hallamshire Hospital at Sheffield University Medical School finished INKmune™ treatment without side effects. Initial biomarker data from this patient show, as in previous patients, that she has developed tumor killing memory-like NK cells in her peripheral blood one week after the first dose. Analysis of her later blood samples is underway.  The clinical sites continue to review patients for treatment in the Laurel trial. An additional patient will be eligible for treatment in three weeks.

About INKmune™

INKmune is an NK cell targeted therapy that is not an NK cell per se but a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells in the patient and delivers multiple, essential priming signals, akin to treatment with at least three cytokines in combination; it is a pseudokine. These INKmune-generated tumor-primed NK (TpNK) cells can lyse a wide variety of NK-resistant tumors including leukemias, lymphomas, myeloma and solid tumors including prostate, renal cell, ovarian, nasopharyngeal, lung and breast cancer. INKmune therapy does not require any type of conditioning, pre-medication or cytokine support.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x-823